Exhibit 14.1

BIOSPECIFICS TECHNOLOGIES CORP.

AMENDED AND RESTATED
CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED ON DECEMBER 8, 2017

ARTICLE I.
Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (the “Code”) embodies the commitment of BioSpecifics Technologies Corp. (together with its consolidated subsidiaries, “BSTC” or the “Company”), to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees, officers, notified consultants and members of our Board of Directors (the “Board”) are expected to adhere to those principles and procedures set forth in this Code that apply to them. We also expect the consultants we retain and notify in writing to abide by this Code to the same extent as an employee; provided that in no event will any consultant be deemed or considered to be an employee solely due to such application. We expect our people to maintain high ethical standards in everything they do, both in their work for the Company and in their personal lives.

A. Compliance and Reporting

Employees, officers, directors, and notified consultants should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee, officer, director, or notified consultant who becomes aware of any existing or potential violation of this Code should promptly notify Carl Valenstein at Morgan, Lewis & Bockius LLP, counsel to the Company, or such other individual from time to time listed in Article V of this Code (“Appropriate Ethics Contacts”). The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to an Appropriate Ethics Contact.

B. Personal Conflicts of Interest

A “personal conflict of interest” occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee, officer, director, or notified consultant must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.

Any employee, officer, director, or notified consultant who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with an Appropriate Ethics Contact.

C. Public Disclosure

It is the Company’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All employees, officers, directors, and notified consultants who are involved in the company’s disclosure process, including the Chief Executive Officer, President, the Chief Financial Officer and/or other senior officer, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s registered public accounting firm. In addition, any employee, officer, director, or notified consultant who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

D. Compliance with Laws, Rules and Regulations

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer, director, and notified consultant to adhere to the standards and restrictions imposed by those laws, rules and regulations. This Code provides guidance as to certain of the laws, rules and regulations that apply to the Company’s activities.

It is the Company’s position that it is both illegal and against Company policy for any employee, officer, director, or notified consultant who is aware of material nonpublic information relating to the Company, or any of the Company’s clients, investors, vendors or suppliers, to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers.

More detailed rules governing the trading of securities by the Company’s employees, officers, directors, and notified consultants are set forth in the Policy Statement on Insider Trading. Any employee, officer, director, or notified consultant who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the Company should consult with counsel to the Company before making any such purchase or sale.

E. Protection of Corporate Assets and Corporate Opportunities

Employees, officers, directors, and notified consultants should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers, directors, and notified consultants must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else. Employees, officers, directors, and notified consultants also must advance the Company’s legitimate business interests when the opportunity to do so arises. Employees, officers, directors, and notified consultants are not permitted to take for themselves business opportunities that are discovered through their position with the Company or to use Company property, resources or information to advance their own personal interests without approval by the Board.

F. Confidentiality

Employees, officers, directors, and notified consultants may have access to proprietary and confidential information concerning the Company’s business and the business of the Company’s clients, collaboration partners, suppliers, or vendors. Employees, officers, directors, and notified consultants are required to keep such information confidential during their employment or service to the Company, as well as thereafter, and not to use, disclose or communicate that confidential information other than in their role as an employee, officer, director, or notified consultant, except where disclosure is authorized by the Company or legally mandated.

The Company’s confidential business information, technical information, trade secrets, and financial and administrative information are valuable Company assets. Protection of this information is vital to the Company’s continued growth and ability to compete. The Company may require each employee, officer, director, and/or notified consultant to sign a confidentiality and non-disclosure agreement with the Company that more completely describes the duties and responsibilities of such employee, officer, director, or notified consultant to maintain in confidence information belonging to the Company.

Each employee, officer, director, and notified consultant must abide by any lawful obligations they have to their former or current employers. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

The Company does not tolerate, and employees, officers, directors, and notified consultants must avoid using, any form of industrial espionage, piracy of trade secrets, piracy of software or similar attempts to acquire by unlawful or unfair practices nonpublic information relating to the business of an existing or potential customer, competitor or supplier. This would include, by way of example, any bribe for access to confidential business information, acquiring information by unlawful entry into a premises, or use of electronic or photographic devices in an effort to acquire confidential business information.

G. Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer, director, and notified consultant should endeavor to deal fairly with the Company’s investors, service providers, suppliers, vendors, competitors, employees, officers, directors, and notified consultants. No employee, officer, director, or notified consultant should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

H. Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Company’s success. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

I. Business Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any employee, officer, director, or notified consultant in connection with BSTC’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations.

J. Insider Trading

All employees, officers, directors, and notified consultants shall pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. All employees, officers, directors, and notified consultants are expected to familiarize themselves with the Policy Statement on Insider Trading adopted by the Company. If they have questions about these guidelines, they should consult with the counsel to the Company.

K. Transactions Involving Suppliers and Customers

The Company expects that all procurement and other business decisions made by employees, officers, directors, and notified consultants will be based on normal commercial considerations, such as quality, cost, availability, service, reputation and other factors bearing directly on the product, service or other relationship between the Company and its suppliers and customers. The Company will neither seek nor tolerate special favors or arrangements with suppliers or customers that impair, or give the appearance of impairing, fair and unfettered commercial relationships. Employees, officers, directors, and notified consultants shall not offer, give to, solicit from, or accept from (for themselves or for their family members) a person or firm doing business, or seeking to do business, with the Company, any thing of value when its receipt might be construed to obligate the recipient to any reciprocal dealing, or influence or seek to influence a business transaction in which the donor or the donor’s employer has any material interest. Any gifts that are not of insignificant value should be returned and reported to your supervisor. If immediate return is not practical, the gifts should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

L. Anti-Kickback Rules

The providing, offering, soliciting, accepting, or attempting to provide, offer, solicit or accept, any kickback to or from any person or any employee or official of any corporation, entity or federal, state or local government or governmental entity with whom the Company is engaged or seeks to become engaged in business dealings ordinarily constitutes a violation of law. A “kickback” includes any money, fee, commission, or gift that is provided to any employee or official of a company or governmental entity with whom the Company is engaged or seeks to become engaged in business dealings for the purpose of improperly obtaining or rewarding favorable treatment in connection with business dealings. The Company prohibits employees, officers, directors, and notified consultants from providing, offering or attempting to provide or offer any kickbacks to any person or entity with which the Company does business. The Company also prohibits employees, officers, directors, and notified consultants from soliciting, accepting or attempting to solicit or accept any kickback from any entity with which the Company does business and from including the amount of any kickback in the price of goods or services under any Company contract.

M. Antitrust and Competition Laws

Antitrust laws are designed to preserve and foster fair and honest competition and the language of these laws is deliberately broad, prohibiting such activities as unfair methods of competition and agreements in restraint of trade. These laws grant enforcement agencies the right to examine many different business activities to judge their effect on competition. The penalties for antitrust violations can be severe and may include imprisonment, large monetary fines, payment of triple damages and injunctions or consent decrees. In general, antitrust laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices or to allocate territories or markets, subject to limited exceptions. Tie-in sales and reciprocal dealing are, under certain circumstances, legally prohibited. Tie-in sales occur when a customer must purchase one product or service to be able to purchase another product or service. No employee, officer, director, or notified consultant is permitted to alter or amend the Company’s established product pricing without following established corporate policy and procedure, which may include prior approval from the counsel to the Company.

N. Dealings with Independent Auditors

No employees, officers, directors, or notified consultants shall, directly or indirectly, make (or cause to be made) a materially false or misleading statement (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements not misleading) to an accountant in connection with any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the Securities and Exchange Commission (“SEC”). No employee, officer, director, or notified consultants shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

O. Health and Safety

The health and safety of employees, officers, directors, notified consultants and others on Company property is of the utmost concern. It is the policy of the Company to strive constantly for safety in all activities and operations and to carry out our commitment of compliance with all health and safety laws applicable to our businesses by enlisting the help of all employees, officers, directors, and notified consultants to ensure that public and work areas are free of hazardous conditions. Each employee, officer, director, and notified consultant is expected to be conscientious about work place safety, including proper work methods, reporting potential hazards and abating known hazards. Safety equipment such as protective eye glasses, ear plugs, gloves, and safety shoes, as well as other special precautions are required for certain employees, officers, directors, and notified consultants entering into or working in certain areas of the Company’s property. The Company safety policies and practices will be strictly enforced for the benefit of all.

P. Internet and Email Use

Generally, the email and internet systems should be used for Company business only. The Company reserves the right to access and disclose, as necessary, an employee, officer, director, or notified consultant’s use of these systems. Each employee, officer, director, and notified consultant should exercise good judgment regarding the reasonableness of personal use. In that regard, employees, officers, directors, and notified consultants should not use these systems to further personal monetary interests or for such purposes as soliciting or proselytizing for commercial ventures or other non-job-related solicitations. No employee, officer, director, or notified consultant may (i) send unsolicited bulk or spam email, (ii) send email with a return address other than their own, or (iii) use the Company’s email or internet system in any way that may be seen as insulting, disruptive, or offensive by other persons. Examples may include posting, viewing or sending sexually explicit, racist, sexist, threatening, obscene, harassing, or otherwise objectionable visual, textual or auditory material; making unwanted or unwelcome propositions; making racial or ethnic slurs; or any other messages that can be construed as harassing or disparaging of others based on their gender, race, age, national origin, sexual orientation or religious or political beliefs. In addition, employees, officers, directors, and notified consultants are prohibited from using the Company’s email and internet systems to receive or distribute any copyrighted or proprietary materials in violation of laws governing intellectual property or Company policy.

Q. Maintaining Integrity of Records and Reporting of Business Information

Accuracy and reliability in the preparation of all business records is mandated by law and is of critical importance to the Company’s decision-making process and to the proper discharge of the Company’s financial, legal, regulatory and reporting obligations. Applicable laws require the Company to maintain accurate books and records and to devise an adequate system of internal controls. Similarly, the statutes, rules and regulations governing the manufacture, testing and sale of pharmaceutical products require strict adherence to record keeping requirements. Such laws may provide for criminal and civil penalties for violations of these requirements.

The integrity of the Company’s records and other business information is based on the accuracy and completeness of the information supporting the entries to the Company’s books of account. The integrity of the Company’s products is dependent upon the accuracy of the Company’s records and business information derived from its operations. Therefore, all employees, officers, directors, and notified consultants involved in creating, processing or recording such information are responsible for its accuracy and completeness.

All employees, officers, directors, and notified consultants responsible for creating, processing or recording production, research and development, engineering, accounting and financial information and other business information shall use commercially reasonable efforts to ensure that all entries, books, records and accounts of the Company for which they are responsible accurately and fairly reflect the Company’s operations, transactions and acquisition and disposition of assets. Direct or indirect falsification of such documents, whether by alteration, destruction, intentional omission, misstatement or otherwise, is strictly prohibited and is grounds for immediate termination of employment or service to the Company.

No employee, officer, director, or notified consultant shall make any statement to (i) any stockholder, employee, officer, director, or notified consultant of the Company, (ii) any independent auditor, lawyer or accountant retained by the Company, or (iii) any government agency, if the statement relates to the Company’s business and the employee, officer, director, or notified consultant knows or has reason to believe that such statement is false or misleading in any material respect.

The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records, for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation. It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the SEC and in other public communications.

R. Waivers of This Code

From time to time, the Company may waive certain provisions of this Code. Any employee, officer, director, or notified consultant who believes that a waiver may be called for should discuss the matter with an Appropriate Ethics Contact. Waivers for Executive Officers or directors of the Company may be made only by the Board or a committee of the Board.

ARTICLE II.
Director Independence Determinations

A. Policy Regarding Director Independence Determinations

The Board will make determinations as to which of its members are independent for purposes of applicable rules for inclusion in the proxy statement issued in connection with the annual meeting of stockholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. The Board may determine a director to be independent only if the Board and the Company determine that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has established the following standards to assist it in determining independence. If a director has a relationship that violates any standard in Paragraphs A or B, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. The fact that a particular relationship or transaction is not addressed by the other standards or exceeds the thresholds in the other standards shall not create a presumption that the director is or is not independent. The Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not addressed by the other standards or that exceed the thresholds in the other standards are, in the Board’s judgment, material, and therefore whether the affected director is independent, The Company will explain in its next annual proxy statement for the election of directors the basis for any Board determination that any such relationship or transaction was not material.

B. Employment/Other Compensation

A director will not be considered independent if, at any time within the Applicable Period (as defined below):

1.	such director is or has been an employee, or has an Immediate Family Member (as defined below) who is or has been an Executive Officer of, the Company;

2.
such director receives or has received, or has an Immediate Family Member who receives or has received, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service);

3.
such director is or has been affiliated with or employed by, or has an Immediate Family Member who is or has been affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor; or

4.
such director is or has been employed, or has an Immediate Family Member who is or has been employed, as an Executive Officer of another company where any of the Company’s present Executive Officers serve on that company’s compensation committee. The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from the Company shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

C. Relationships With For-Profit Organizations

A director will not be considered independent if such director is a partner in, or a Controlling Shareholder or Executive Officer of, or has an Immediate Family Member who is a partner in, or a Controlling Shareholder or Executive Officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year in the Applicable Period, that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (other than (A) payments arising solely from investments in the Company’s securities or (B) payments under non-discretionary charitable contribution matching programs).

A relationship arising solely from a director’s status as an Executive Officer, employee or equity owner of a company that has made payments to or received payments from the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the payments made or received during the past three fiscal years are not in excess of the greater of $200,000 or 5% of the other company’s consolidated gross revenues for the company’s fiscal year in which the payments were made.

A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent,

An extension of credit to, underwriting securities of, or entering into a derivative or commodity transaction or other banking or financial relationship with, a company of which a director is an Executive Officer shall not be deemed a material relationship or transaction that would cause a director not to be independent if such loan, underwriting, derivative or commodity transaction or other relationship is made or extended on terms and under circumstances, including credit or underwriting standards, that are substantially similar to those prevailing at the time for companies with which the Company has a comparable relationship and that do not have a director of the Company serving as Executive Officer.

D. Relationships With Charitable Organizations

A relationship arising solely from a director’s affiliation with a charitable organization that receives contributions from the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such contributions (other than employee matching contributions) for a particular fiscal year are not in excess of the greater of $200,000 or 5% of the charitable organization’s consolidated gross revenues for such fiscal year.

A relationship arising solely from a director’s affiliation with a charitable organization that has a transaction or other financial relationship with the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such transaction or relationship is on substantially the same terms as those prevailing at the time for similarly-situated organizations that do not have an affiliation with a director of the Company,

E. Client Relationships

The ownership by a director of equity securities of the Company, or the maintenance by a director of a brokerage, margin or similar account with, or the purchase of investment services, investment products, securities or similar products and services from, the Company, shall not be deemed to be a material relationship or transaction that would cause a director not to be independent so long as the relationship is on substantially the same terms as those prevailing at the time for similarly-situated persons who are not directors or Executive Officers of the Company.

The ownership by a director of an interest in a partnership or fund which is sponsored or managed by the Company shall not be deemed to be a material relationship or transaction that would cause a director not to be independent so long as the terms on which such director acquired the interest and participates in the fund are substantially the same terms as those prevailing at the relevant time for similarly-situated persons who are not directors or Executive Officers of the Company.

F. Indebtedness

A relationship arising solely from a director’s status as an Executive Officer, employee or equity owner of a company to which the Company was indebted at the end of the Company’s last full fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the aggregate amount of the indebtedness is not in excess of 5% of the Company’s total consolidated assets.

G. Other

Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

Any relationship or transaction between an Immediate Family Member of a director and the Company shall not be deemed a material relationship or transaction that would cause the director not to be independent if the above standards would permit the relationship or transaction to occur between the director and the Company.

H. Additional Audit Committee Requirements.

Audit Committee members may not be “affiliated persons” of the Company or any Company subsidiary, as defined in Rule 10A-3 under the Exchange Act. At any time during the preceding three years, Audit Committee members may not have participated in the preparation of the financial statements of the Company or any Company subsidiary (other than entities that have ceased to be subsidiaries of the Company).

I. Confidentiality

Please refer to Article I, Paragraph F, Confidentiality.

J. Conflict of Interest

Directors must avoid any conflicts of interest with the Company. A “conflict of interest” occurs when a Director’s private interest interferes in any way with the interests of the Company as a whole. In addition to avoiding conflicts of interest, Directors should also avoid even the appearance of a conflict. This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts that Directors must resolve or avoid, however, are set out below:

• A conflict situation can arise when a Director or a member of his or her family or affiliate takes actions or has interests that may make it difficult for the Director to make decisions on behalf of the Company objectively and effectively.

• A conflict of interest can also arise when a Director or a member of his or her family receives improper personal benefits as a result of the Director’s position at the Company.

If a Director believes he or she has an actual or potential conflict of interest with the Company, the Director shall notify the Chairman and counsel to the Company as promptly as practicable and shall in any event not participate in any decision by the Board that in any way relates to the matter that gives rise to the conflict of interest.

K. Definitions

For purposes of these guidelines:

“Applicable Period” means, if the Company is traded on a stock exchange, the applicable period set by the exchange, and if the Company is not so listed, then Applicable Period shall mean a period extending back three (3) years.

“Appropriate Ethics Contacts” has the meaning specified in Article I, Paragraph A. - Compliance and Reporting.

“Board” has the meaning specified in Article I. - Introduction.

“BTSC” has the meaning specified in Article I. - Introduction.

“Code” has the meaning specified in Article I. - Introduction.

“Company” has the meaning specified in Article I. - Introduction.

“Executive Officer” means an entity’s chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity. See Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Immediate Family Members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sistersin- law and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions of the standards, persons who are no longer Immediate Family Members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

“SEC” has the meaning specified in Article I, Paragraph N – Dealings with Independent Auditors.

ARTICLE III.
Financial Management Code of Professional Conduct

This portion of this Code applies to the Chief Executive Officer, the President, the Chief Financial Officer, and all professionals in a finance, accounting, treasury, tax, actuarial, audit or investor relations role in the Company enterprise. Such professionals are expected to adhere to this portion of this Code, take personal responsibility for conducting the business endeavors of the Company fairly, promote a culture of honesty and accountability, and act and advocate that others act in conformity with the core values of the Company and this Code. These professionals are also expected to adhere to all other sections of this Code, to this Article III as well as all other applicable Company policies and guidelines. Every employee, officer, director, and notified consultant involved in financial management in the Company enterprise shall:

• Act honestly and ethically, avoid or resolve actual or apparent conflicts of interest in personal and professional relationships, and promptly disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest to the counsel to the Company or as provided in the other sections of this Code.

• Promote and provide appropriate disclosures to stakeholders that present fairly the information therein (e.g., accurately, completely, objectively, relevantly, timely and understandably), in accordance with applicable laws, rules and regulations.

• Comply with applicable laws, rules and regulations of federal, state, foreign and local governments, and private and public regulatory agencies.

• Adhere to, and, where applicable, monitor and improve, the Company’s processes to maintain effective internal control over financial reporting.

• Act in good faith, responsibly, with due care, competence and diligence, using considered, professional, independent judgment, and seek at all times to present all reasonably available material information on a timely basis to management and others in accordance with the Company’s policies.

• Protect the confidentiality of information acquired in the course of his or her work.

• Use confidential information acquired in the course of his or her work only for proper Company business purposes, and not for personal advantage.

• Proactively promote and be an example of ethical behavior as a responsible partner among peers and other associates in the work environment.

• Promptly report violations of this Article using the procedures set forth under the Administration section of this Article for reporting violations under this Article.

• In the event of any question as to whether an associate is subject to this Article, the Board, and the counsel to the Company shall make a determination of its applicability and inform the appropriate associate and business units.

This Article of the Code shall be administered as provided in the Administration section of the Company’s Code of Business Conduct and Ethics for enforcement of that Code. Violators of this Code and those who supervise or manage them shall be subject to disciplinary action.

Managers who retaliate against an employee, officer, director, or notified consultant reporting a violation shall be subject to disciplinary action.

Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in compensation or immediate termination. Certain actions and omissions prohibited by the Code might also be unlawful and could lead to criminal prosecution, the imposition of fines or imprisonment.

Only the Board or the Audit Committee may waive provisions of this Code and this Article for the Chief Executive Officer, the President, the Chief Financial Officer, or any other professional and any such waiver shall be promptly disclosed in accordance with applicable laws, rules and regulations.

ARTICLE IV.
Compliance Reporting

Any employee, officer, director, notified consultant, customer, stockholder or other interested party may communicate known or suspected concerns regarding accounting, internal controls or audit matters, or fraud and unethical behaviors to the Company by e-mailing correspondence to the outside counsel to the Company at carl.valenstein@morganlewis.com. The Company will treat such communications as confidential and take all reasonable precautions to protect such transmissions. Interested parties may also report concerns in writing or by calling Carl Valenstein at Morgan, Lewis & Bockius LLP at (617) 341-7501.

Any employee, officer, director, notified consultant, customer, stockholder or other interested parties may communicate known or suspected concerns regarding accounting, internal accounting controls or audit matters, or fraud and unethical behaviors to the Company by writing to:

Carl A. Valenstein, Esq.
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726
Direct Dial: +1.617.341.7501
Direct Fax: +1.617.341.7700
E-Mail: carl.valenstein@morganlewis.com

All communications, whether in writing or when contacting the Company’s Appropriate Ethics Contact, will be treated confidentially. Interested parties can remain anonymous when communicating their concerns.

ARTICLE V.
Directory of Contact

Counsel:
Carl A. Valenstein, Esq.
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110-1726
Direct Dial: +1.617.341.7501
Direct Fax: +1.617.341.7700
E-Mail: carl.valenstein@morganlewis.com